Exhibit 1

CERTAIN INFORMATION ABOUT THE REPORTING PERSONS

AND THE EXECUTIVE OFFICERS AND DIRECTORS OF THE REPORTING PERSONS

Set forth below is information about (i) the name, state of organization, principal business, and the address of the principal office of each of the Berkshire Entities and (ii) the name and title of each executive officer and director of the Berkshire Entities, his or her business address, and his or her present principal occupation or employment, and the name, principal business, and address of any corporation or other organization in which such employment is conducted. Each natural person listed below is a citizen of the United States.

(1) Berkshire Hathaway Inc.

Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), is a holding company engaged through its subsidiaries in a number of diverse businesses, the most important of which is property and casualty insurance and reinsurance offered on both a direct and reinsurance basis through its insurance subsidiaries. The principal office of Berkshire is located at 1440 Kiewit Plaza, Omaha, Nebraska 68131. The executive officers of Berkshire are Warren E. Buffett, Chairman and Chief Executive Officer, Charles T. Munger, Vice Chairman, and Marc D. Hamburg, Vice President and Chief Financial Officer. The directors of Berkshire are Warren E. Buffett, Charles T. Munger, Howard G. Buffett, Malcolm G. Chace, William H. Gates, David S. Gottesman, Charlotte Guyman, Donald R. Keough, Thomas S. Murphy, Ronald L. Olson, and Walter Scott, Jr.

(2) OBH, Inc.

OBH, Inc., a Delaware corporation (“OBH”), is an intermediate holding company which is a direct wholly-owned subsidiary of Berkshire. The principal office of OBH is located at 1440 Kiewit Plaza, Omaha, Nebraska 68131. The executive officers of OBH are Warren E. Buffett, Chairman and Chief Executive Officer, Charles T. Munger, Vice Chairman, and Marc D. Hamburg, Vice President and Treasurer. The directors of OBH are Warren E. Buffett, Marc D. Hamburg, and Forrest N. Krutter.

(3) National Indemnity Company

National Indemnity Company, a Nebraska corporation (“NICO”), is a property and casualty insurance company. The principal office of NICO is located at 3024 Harney Street, Omaha, Nebraska 68131. The executive officers of NICO are Donald F. Wurster, President, Ajit Jain, Executive Vice President, Phillip M. Wolf, Senior Vice President, Dale Geistkemper, Treasurer, and Forrest N. Krutter, Senior Vice President. The directors of NICO are Donald F. Wurster, Phillip M. Wolf, Marc D. Hamburg, Forrest N. Krutter, Warren E. Buffett, Michael A. Goldberg, and Mark D. Millard.

Name	Principal Occupation	Business Address
Howard G. Buffett	President of Buffett Farms and BioImages, a photography and publishing company	407 Southmoreland Place, Decatur, Illinois 62521, which is the same address for Buffett Farms and BioImages

Warren E. Buffett	Chairman and Chief Executive Officer of Berkshire	1440 Kiewit Plaza, Omaha, Nebraska 68131

Malcolm G. Chace	Chairman of the Board of Directors of BankRI, a community bank located in Rhode Island	One Providence Washington Plaza, Providence, Rhode Island 02903, which is the same address for BankRI

William H. Gates	Chairman of Microsoft Corporation, a software Company	One Microsoft Way, Redmond, WA 98032

Dale Geistkemper	Treasurer of National Indemnity Company	3024 Harney Street, Omaha, Nebraska 68131

Name	Principal Occupation	Business Address
Michael A. Goldberg	President of Berkshire Hathaway Credit Corp., which is engaged in commercial real estate financing	1440 Kiewit Plaza, Omaha, Nebraska 68131, which is the same address for Berkshire Hathaway Credit Corp.

David S. Gottesman	Senior Managing Director of First Manhattan Company, an investment Advisory firm	437 Madison Avenue, New York, NY 10022

Charlotte Guyman	Chairman of Finance Committee of Board of Directors of UW Medicine, an academic medical center	1127 Evergreen Point Road, Medina, WA 98039

Marc D. Hamburg	Vice President and Chief Financial Officer of Berkshire	1440 Kiewit Plaza, Omaha, Nebraska 68131

Ajit Jain	Executive Vice President of NICO	3024 Harney Street, Omaha, Nebraska 68131

Donald R. Keough	Chairman of Allen and Company Incorporated, an investment banking firm	DMK International 200 Galleria Parkway, Atlanta, Georgia 30339

Forrest N. Krutter	Secretary of Berkshire	1440 Kiewit Plaza, Omaha, Nebraska 68131

Mark D. Millard	Director of Financial Assets of Berkshire	1440 Kiewit Plaza, Omaha, Nebraska 68131

Charles T. Munger	Vice Chairman of Berkshire	355 South Grand Avenue, 34th Floor, Los Angeles, California 90071-1560

Thomas S. Murphy	Former Chairman and CEO Of Capital Cities/ABC	c/o ABC Inc. 77 West 66th Street, New York, NY 10023

Ronald L. Olson	Partner in the law firm of Munger, Tolles & Olson LLP	355 South Grand Avenue, 35th Floor, Los Angeles, California 90071-1560

Walter Scott, Jr.	Chairman of the Board of Directors of Level 3 Communications, Inc., which is engaged in telecommunications and computer outsourcing	1025 El Dorado Boulevard, Broomfield, Colorado 80021, which is the same address for Level 3 Communications, Inc.

Phillip M. Wolf	Senior Vice President of NICO	3024 Harney Street, Omaha, Nebraska 68131

Donald F. Wurster	President of NICO	3024 Harney Street, Omaha, Nebraska 68131